QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[Latham & Watkins LLP Letterhead]

August 19, 2003

Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, California 90210

    Re:
    Hilton Hotels Corporation Registration Statement on
    Form S-3 (No. 333-107159); $575 million aggregate principal amount of
    3.375% Convertible Senior Notes due 2023

Ladies and Gentlemen:

        In connection with the registration for resale by the holders thereof of $575,000,000 aggregate principal amount of 3.375% Convertible Senior Notes due 2023 (the "Notes") and 25,555,555 shares of common stock, par value $2.50 per share (the "Shares"), issuable upon conversion of the Notes, under the Securities Act of 1933, as amended, by Hilton Hotels Corporation, a Delaware corporation (the "Company"), on Form S-3 filed with the Securities and Exchange Commission on July 18, 2003, as amended by Amendment No. 1 thereto filed by the Company with the Securities and Exchange Commission on August 19, 2003 (collectively, the "Registration Statement"), you have requested our opinion set forth below. The Notes have been issued by the Company pursuant to an indenture dated as of April 22, 2003 (the "Indenture"), between the Company and BNY Western Trust Company, as trustee (the "Trustee").

        In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Notes and the Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter.

        As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have not independently verified such factual matters.

        We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

        (1)   The Notes have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        (2)   The Shares initially issuable upon conversion of the Notes have been duly authorized by all necessary corporate action of the Company and, when and if issued upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and non-assessable.

        The opinion rendered in paragraph (1) above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy.

        We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

        With your consent, we have assumed for purposes of the opinions rendered in this letter that (i) each of the parties to the Indenture and the Notes other than the Company (collectively the "Operative Documents") (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Operative Document; (ii) with respect to each of the parties to the Operative Documents (other than the Company with respect to the Notes), each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

        For purposes of this letter, (i) we have assumed that no Operative Document has been amended, modified or supplemented since its date of execution, and (ii) we express no opinion as to the effect of any waivers of any terms or provisions of any Operative Document on the opinions expressed herein.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Validity of the Securities."

Very truly yours,
/s/ LATHAM & WATKINS LLP

QuickLinks

  Exhibit 5.1